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                                                                    EXHIBIT 10.6

                        INCENTIVE STOCK OPTION AGREEMENT


         THIS INCENTIVE STOCK OPTION AGREEMENT made this 19th day of December, 1994 between ENERGY CORPORATION OF AMERICA, a Colorado corporation, (hereinafter called the "Company"), and RICHARD E. HEFFELFINGER (hereinafter called "Heffelfinger").

         WHEREAS, the Company is the parent company of Eastern American Energy Corporation, a West Virginia corporation, ("Eastern"), and

         WHEREAS, Heffelfinger is the President of Eastern and a valuable employee of Eastern and the Company considers it desirable and in its best interest that Heffelfinger be given an added incentive to advance the interests of Eastern and the Company and remain employed by Eastern;

         NOW THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

         1. Grant of Option. The Company hereby grants to Heffelfinger the right, privilege, and option to purchase 6400 shares of its common stock at $40.00 per share. Heffelfinger may elect to exercise the option at the times and for the number of shares indicated as follows:

                 a. On and after January 1, 1994, to and including December 31, 1994, 1600 shares;

                 b. On and after January 1, 1995, to and including December 31, 1995, 1600 shares;

                 c. On and after January 1, 1996, to and including December 31, 1996, 1600 shares.






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                 d.       On and after January 1, 1997, to and including
December 31, 1997, 1600 shares.

         In order to be entitled to exercise the options granted hereunder, Heffelfinger must remain in the continuous employ of Eastern during the option period. If Heffelfinger's employment with Eastern is terminated for any reason during the option period, all unexercised options shall become null and void on the date his employment is terminated.

         Failure to exercise the options by December 31 of each year specified above shall result in the termination of the options granted during that time period and such options shall become null and void.

         2. Method of Exercise. The option shall be exercised by written notice directed to the Company at its principal place of business accompanied by check and payment of the option price for the number of shares specified.

         3. Limitation Upon Transfer. All rights granted in this Agreement shall be exercisable only by Heffelfinger. The option rights granted under this contract shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such option rights contrary to the provisions in this Agreement, or upon the levy of any attachment or similar process upon such option rights, such option rights shall immediately become null and void.

         4. Restriction. All shares acquired by Heffelfinger shall be subject to the following restrictions.





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                 a.       If Heffelfinger's employment with Eastern is
         terminated for any reason whatsoever within four years from the date of purchase of the shares, Heffelfinger agrees to immediately resell to the Company all shares which are acquired by exercise of the options granted by this Agreement at the price of $40.00 per share; provided, however, that in the event Heffelfinger should die within four years from the date of purchase of the shares and while still employed by Eastern, his heirs or devisees shall resell all shares to the Company at the price established in paragraph 5 below.

                 b. If Heffelfinger's employment with Eastern is terminated for any reason whatsoever from and after four years from the date of purchase of the shares, Heffelfinger agrees to immediately resell to the Company all shares which are acquired by exercise of the options granted by this Agreement at the value of such shares as determined in paragraph 5 below.

                 c. All share certificates representing shares acquired by the exercise of the options provided herein shall have endorsed thereon the following legend:

                 The shares represented by this certificate are subject to the requirement that they be resold to Energy Corporation of America at the value determined pursuant to that certain Incentive Stock Option Agreement dated December 19, 1994 by and between Energy Corporation of America and Richard E. Heffelfinger.

         5. Value. For purposes of resale to the Company, from and after four years from the date of acquisition of the shares, the value of the shares shall be equal to six (6) times the average per share earnings for the most recent three (3) fiscal years of the Company. In the absence of financial statements for the Company, the financial statements of Eastern will be substituted thereof.





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                 "Earnings" shall mean the Company's earnings and in the
         absence thereof Eastern's earning (net of extraordinary items, Windfall Profits Taxes, and other similar and/or substituted taxes, and state and local taxes, but before provisions for federal income taxes) as determined in accordance with generally accepted accounting principles consistently applied by the Company's regularly engaged accountants, which determination shall be final and binding upon Heffelfinger and the Company.

         6. Rights as Shareholder. Heffelfinger shall not have any rights or privileges as a shareholder of the Company in the option shares until payment of the option price and delivery to him of such shares.

         7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                        ENERGY CORPORATION OF AMERICA

                                        By: /s/ JOHN MORK
                                           ----------------------------------

                                        Its: CEO
                                            ---------------------------------
                                            /s/ RICHARD E. HEFFELFINGER
                                        -------------------------------------
                                                RICHARD E. HEFFELFINGER




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